Exhibit 99.1

              PROGINET ANNOUNCES THIRD QUARTER RESULTS FOR FY 2003


GARDEN CITY, NY- MAY 30, 2003- Proginet Corporation (OTCBB:PRGF), a leader in the global security software market, today announced the financial results from its third fiscal quarter ending April 30, 2003.

Total revenues for the quarter amounted to $1,526,162 compared to total revenues of $1,674,016 in fiscal 2002. Software sales and license revenues decreased by 14.8%, amounting to $597,291 compared to $700,668 for the same period in fiscal 2002. Software maintenance fees decreased to $876,918 a 8% decrease compared to maintenance fees of $952,851 in the prior year period. The Company reported a net loss of $85,484 compared to a net income of $227,067 for three months ended April 30,2003 and 2002, respectively.

Total revenues for the nine months ended April 30,2003 and 2002, amounted to $4,085,182 and $4,728,669 respectively, a decrease of approximately 13.6%. Software sales and license revenues amounted to $1,317,145 a decrease of 34.1% as compared to $1,999,295 in fiscal 2002. Software maintenance fees amounted to $2,631,124, a decrease of 1.6%, compared to maintenance fees of $2,674,227 in the comparable prior year period. The Company reported a net loss of $513,794 and a net income of $39,648 for the nine months ended April 30, 2003 and 2002 respectively.

"Due to significant security concerns arising in the marketplace from regulatory legal and internal control requirements, Proginet's software is being evaluated more and more by larger companies. However, these larger organizations typically have longer sales cycles and higher budgetary approval requirements, which have negatively affected our quarterly results. Although our quarterly results are not encouraging, the market appeal for our products has grown and I am cautiously optimistic the Company will improve profitability for fiscal year 2003. said Kevin Kelly, President and CEO.

INVESTOR CALL

The Company will hold an informational investor conference call on Tuesday, June 3, 2003 at 4:00 p.m. EST to provide investor updates and answer questions. Please call (516) 535-3683 by 12 p.m. EST on Tuesday, June 3, 2003 to register for the conference call.

                                                              FINANCIAL HIGHLIGHTS

                                           THREE MONTHS ENDED APRIL 30,     NINE MONTHS ENDED APRIL 30,
                                             2003            2002               2003                2002
Software sales and license revenue     $    597,291     $     700,668       $    1,317,145      $    1,999,295

Software and maintenance fees               876,918           952,851             2,631,124          2,674,227
Net (loss) income                          (85,484)           227,067              (513,794)            39,648
(Loss) income per share                      (.01)             .02                    (.04)               .00
Cashflow from Operations                    333,765           302,013               686,765          1,392,079


                                           APRIL 30,         JULY 31,
                                             2003            2002
Cash and cash equivalents              $    883,637     $   1,060,231

Total assets                              6,506,682         7,315,254
Total liabilities                         1,832,999         2,126,792
Total stockholders' equity                4,673,683         5,188,462

Contact:
--------
Debra DiMaria, Chief Financial Officer, 516.535.3600, DebraD@proginet.com

ABOUT PROGINET CORPORATION
Proginet Corporation is a publicly traded, global security software company specializing in secure data transfer and password management solutions. Proginet products span every business sector of the economy and deliver fast implementation for all major platforms, operating systems and application environments for enterprise computing. Proginet products are used by hundreds of customers worldwide, including AT&T, BMW, First Data Corporation, JP Morgan Chase, Progressive Insurance, Prudential Financial, SAFECO, Toronto Dominion Bank, and United Healthcare.

Proginet is  headquartered  in Garden  City,  NY 516.535.3600  www.proginet.com.

(c) 2003 Proginet Corporation. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.